Gerhard Richter (b. 1932)



It has been over 18 months since a painting by Gerhard Richter was offered on the Masterworks platform. In November 2023, Richter had two paintings sell for over $30mm at auction.

INVESTMENT THESIS

Initial Offering Price
$2,681,000

Offering Circular
sec.gov

Similar Sales | Record Price


$4.0m
$3.0m
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99
03
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23

Price Appreciation of Similar Works
14.2%

Sharpe Ratio (1994-2023)	watch video
Gerhard Richter	▲0.73
All Art	0.40
S&P 500	0.50

41% Progress

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Gerhard Richter

(b. 1932)

Why we like this offering

1. The Artwork is a compelling small-scale example of Gerhard Richter's Abstraktes Bild (Abstract Painting) series created during the artist's most desirable period of abstraction, which followed his landmark retrospective at the Musée d'Art Moderne de la Ville de Paris in 1993.
2. Auction records for artworks similar in period, style, and scale are led by *Abstraktes Bild* (1994), which sold for $4,071,538 in June 2023, followed by *Abstraktes Bild* (801-3) (1994), which sold for $3,680,000 in July 2020, and *Abstraktes Bild* (1994), which sold for $2,793,708 in March 2022.
3. Gerhard Richter's Abstraktes Bild paintings are recognized by their unique use of a squeegee to drag layers of wet paint over the surface of the canvas. The squeegee, which he began using in the 1980s, creates a striated marbling effect in the paint that is predominantly left to chance.
4. Gerhard Richter's Abstraktes Bild paintings draw inspiration from self-referentialism in Minimalism, exploring the act and medium of painting as their primary subject.
5. The Artwork was included in the noteworthy exhibition Gerhard Richter: Painting in the Nineties at Anthony d'Offay Gallery, London, in 1995. Other Abstraktes Bild paintings from the exhibition are now held in the following institutional collections: Cleveland Museum of Art, Tate Modern in London, La Caixa Foundation in Barcelona, National Museum of Modern Art in Tokyo, and Art Gallery of New South Wales.
6. The Artwork is a square canvas painting with vertically squeegee marks of white paint over red with accents of green and blue paint. Where the white paint skips, horizontal squeegee marks appear beneath the surface. A horizontal bar of paint at the bottom of the composition marks where paint on the squeegee has collected.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$188,769,830	135	$41,121,000

Turnover by Year



258.5M
193.8M
129.2M
64.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
142
106.5
71
35.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,681,000**
Offering Circular	sec.gov/edgar

Painting





About Gerhard Richter

Gerhard Richter (b. 1932, Germany) is one of the most influential contemporary artists living today. He is best known for his early career photorealistic paintings and his later abstract compositions. His experiments in the disparate genres of abstraction and photography greatly contributed to the history of the medium. Richter is consistently the top performing living artist to appear at auction.

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GERHARD RICHTER

b. 1932, GERMANY



Oil on canvas | 24 × 28 in. (61 × 71 cm)

Gerhard Richter is one of the most important and influential German artists living today, who is best known for his abstract and photorealistic paintings.

$2,681,000
INITIAL OFFERING

14.2%
HISTORICAL APPRECIATION OF SIMILAR WORKS (LAST 5 YEARS)[1,2]

▲0.73
SHARPE RATIO[3]

24.7%
ANNUAL GROWTH OF RECORD PRICE[4]

11.9%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a compelling small-scale example of Gerhard Richter's Abstraktes Bild (Abstract Painting) series created during the artist's most desirable period of abstraction, which followed his landmark retrospective at the Musée d'Art Moderne de la Ville de Paris in 1993. Gerhard Richter's Abstraktes Bild paintings are recognized by their unique use of a squeegee to drag layers of wet paint over the surface of the canvas. The squeegee, which he began using in the 1980s, creates a striated marbling effect in the paint that is predominantly left to chance. Gerhard Richter's Abstraktes Bild paintings draw inspiration from self-referentialism in Minimalism, exploring the act and medium of painting as their primary subject. The Artwork was included in the noteworthy exhibition Gerhard Richter: Painting in the Nineties at Anthony d'Offay Gallery, London, in 1995. Other Abstraktes Bild paintings from the exhibition are now held in the following institutional collections: Cleveland Museum of Art, Tate Modern in London, La Caixa Foundation in Barcelona, National Museum of Modern Art in Tokyo, and Art Gallery of New South Wales. The Artwork is a square canvas painting with vertically squeegee marks of white paint over red with accents of green and blue paint. Where the white paint skips, horizontal squeegee marks appear beneath the surface. A horizontal bar of paint at the bottom of the composition marks where paint on the squeegee has collected. Auction records for artworks similar in period, style, and scale are led by Abstraktes Bild (1994), which sold for $4,071,538 (£3,194,000) at Sotheby's London on June 27, 2023, followed by Abstraktes Bild (801-3) (1994), which sold for $3,680,000 at Phillips online on July 2, 2020, and Abstraktes Bild (1994), which sold for $2,793,708 (£2,092,000) at Sotheby's London on March 2, 2022.

Gerhard Richter is currently represented by David Zwirner and Gagosian Gallery. His early career success led to a prolific exhibition history featuring solo exhibitions at the Museum of Contemporary Art in Chicago, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the San Francisco Museum of Modern Art, the Museo Nacional Centro de Arte Reina Sofía in Madrid, the Deutsche Guggenheim in Berlin, the Museum of Modern Art in New York, the National Museum of China in Beijing, and the National Portrait Gallery in London, among many other prestigious institutions. The artist's influence also led to his inclusion in international biennials, representing Germany at the 36th Venice Biennale in 1972 and participating in Documenta in 1997, 1982, 1987, 1992, and 1997. Richter's work is held in numerous permanent collections around the world, including the Museum of Modern Art in New York, the Tate in London, the Albertina in Vienna, and the Art Institute of Chicago. Richter is equally popular amongst private collections and ranks in the top ten artists sold at auction. On October 12, 2012, the artist set a new record for the most expensive painting sold by a living artist at auction, selling painting Abstraktes Bild (809-4) (1994) for $34,165,171 (£21,321,250) at Sotheby's London. He has since broken this record twice: when Domplatz, Mailand (Cathedral square, Milan) (1968) sold for $37,125,000 at Sotheby's New York on May 14, 2013, and again when Abstraktes Bild (1986) sold for $46,306,758 (£30,389,000) at Sotheby's London on February 10, 2015. His auction records continue to be led by Abstraktes Bild (1986), Domplatz, Mailand (Cathedral square, Milan) (1968), and Abstraktes Bild (809-4) (1994), which beat its previous auction price on May 10, 2022,

RICHTER'S AUCTION RECORDS CONTINUE TO BE LED BY ABSTRAKTES BILD (1986), DOMPLATZ, MAILAND (CATHEDRAL SQUARE, MILAN) (1968), AND ABSTRAKTES BILD (809-4) (1994), WHICH BEAT ITS PREVIOUS AUCTION PRICE ON MAY 10, 2022, WHEN IT SOLD FOR $36,500,000 AT CHRISTIE'S NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$79,500
$589,900
$298,700
$295,500
$478,400
$152,594
$525,518
$382,502
$577,000
$422,500
$454,104
$271,911
$1,506,842
$1,022,500
$1,808,182
$723,750
$1,653,036
$1,200,600
$1,695,218
$1,156,754
$3,680,000
$2,793,708
$4,071,538
5/20/1999
5/15/2003
11/12/2003
11/13/2003
5/13/2004
6/25/2004
6/21/2007
6/22/2007
11/14/2007
11/13/2008
6/29/2010
7/1/2010
2/16/2012
5/9/2012
6/27/2012
5/16/2013
2/10/2016
4/12/2017
5/26/2018
3/6/2019
7/2/2020
3/2/2022
6/27/2023
Implied Historical Growth

Gerhard Richter (b. February 9, 1932, Dresden, Germany) is a world-renowned contemporary artist greatly admired for his investigation of photography through a range of painting techniques and styles. Born and raised in World War II-era Germany, the influence of Richter's childhood trauma penetrates his work. Richter began his artistic education at the Dresden Academy, which was sanctioned by East Germany's Communist government at the time and taught a Socialist Realism style of painting. Despite the institution's conservative, propagandistic ideology, Richter found an accepting community in the new mural painting department led by Heinz Lohmar. He educated himself on global trends in contemporary art, reading monthly issues of the photo magazine Magnum sent to him by his aunt in West Germany and receiving authorization to visit Berlin, where he watched films, visited museums, and attended the theater. Richter graduated in 1956 and began a promising career as a mural painter. However, he became increasingly dissatisfied with the censorship present in his work. This frustration came to a head in 1959 when the artist attended Documenta II and saw the works of artists like Jackson Pollock, Jean Fautrier, and Lucio Fontana. In 1961, he fled to West Germany and declared himself a refugee. Here, he pursued experimental artistic practice freely. He enrolled in the Düsseldorf Art Academy, a center for the Art Informel and Fluxus movements, and befriended his peers Sigmar Polke, Konrad Fischer, and Blinky Palermo. Together, the artists organized the now iconic exhibition Living with Pop: A Demonstration for Capitalist Realism in a furniture store. With a finger on the pulse of Pop Art, Richter developed his blurred photo painting style, which reconsiders found photographs from media as out-of-focus paintings in a predominantly black and white palette. Upon graduating, Richter quickly developed relationships with commercial galleries, and in 1964, Alfred Schmela organized the artist's first solo exhibition. In 1966, Richter painted one of his most famous works, Ema (Nude on a Staircase), and introduced geometric abstraction into his practice with his Colour Charts series, which replicated paint sample cards. By the end of the decade, Richter had established himself as a rising figure in global contemporary art. His early success, however, only pushed the artist to search for new artistic avenues, and the 1970s became a period of experimentation in abstraction, leading to his ongoing Gray Paintings and Abstraktes Bild (Abstract Painting) series. He has won numerous awards for his contributions to contemporary painting, including the Arnold-Bode-Preis at Documenta 7 in 1982, the Oskar Kokoschka Prize in Vienna in 1985, the Wolf Prize from the Wolf Foundation in Israel in 1994, and the Praemium Imperiale in Japan in 1997. In 2002, the Museum of Modern Art in New York held a retrospective of Richter titled Forty Years of Painting. He continues to interrogate photographic devices through painting, updating his sources and techniques to reflect contemporary culture and technology. Richter lives and works in Cologne, Germany.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Gerhard Richter with the following criteria: Abstraktes Bild series on canvas created between 1993 and 1998 that measure between 20 inches by 20 inches and 30 inches by 30 inches, excluding Grun-Blau-Grat series, monochrome red, yellow, and gray canvases. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.2% CAGR implied from selected sales occurring from May 20, 1999, to June 27, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Gerhard Richter has a risk-adjusted appreciation of 0.73. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Gerhard Richter have a record price compound annual growth rate ("CAGR") of 24.7% from June 26, 1984 to June 30, 2023. This calculation is based on (i) a record price of $7,386 on June 26, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $41,142,600, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Gerhard Richter is 11.9%, which is based on 149 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Gerhard Richter was June 30, 1981 and ending on the last date a repeat sale occurred for such artist, which in the case of Gerhard Richter was June 28, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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